Exhibit 6.7

PATENT ASSIGNMENT AGREEMENT

THIS AGREEMENT is made this twentieth day of September, 2020, by and between Gregory Hauw (the “Assignor”), having his primary place of business at 29 Adam Road, #04-04, Singapore 289901, and Ohanae, Inc., a Delaware corporation (the “Assignee”) having its primary place of business at 54 West 40th St., New York, NY 10018 (collectively the “Parties”).

WHEREAS, Licensor is has invented a security method and system for capturing user specific binary information used to identify the user; using the user specific binary information to generate a secured primary code, generating strong user credentials for accessing web based or applications logins, intercepting credential requests from local applications or remote web sites, regenerating strong user credentials dynamically, using the secure primary code to generate encryption keys for protection of data inside or outside the machine of creation, and using secure primary code protection in conjunction with subsidiary key exchanges to allow data sharing while retaining data security.(the “Invention”), and has been granted United States Letters Patent for said invention, Patent No. 10,623,400 (the “Patent”), granted on April 14, 2020 re: the patent application filed with the United States Patent and Trademark Office, Patent Application Number 14/052,774 (the “Patent Application”).

WHEREAS, Assignee wishes to acquire all right, title and interest in the Patent, and Assignor wishes to sell its interest in the Patent to Assignee.

NOW THEREFORE, in consideration of the mutual promises, covenants, warranties, and other good and valuable consideration set forth herein, and in accordance with applicable law, the Parties hereby agree as follows:

1.	Assignment. Assignor hereby assigns to Assignee, and its successors, representatives and assigns, all right, title and interest in the Patent including all reexaminations, extensions and reissues thereof. Assignor hereby requests the Commissioner of Patents of the United States to record this assignment of all right, title and interest in the Patent to Assignee.

2.	Payment. In consideration of the assignment of the Patent pursuant to this Agreement, and of the promises and covenants contained herein, Assignee shall pay to Assignor a fee in the amount of $1 payable upon execution of this Agreement.

3.	Assignor’s Representations and Warranties. Assignor hereby represents and warrants:

i)  that it has the legal right and authority to execute this Agreement, and to validly assign the entire interest in the Patent to Assignee,

ii)   that it has not executed any other agreement that would conflict with the terms of this Agreement, nor shall it execute any such agreement in the future, and

iii)  that to the best of Assignor’s knowledge, the Patent is valid and enforceable as of the date of this Agreement. Assignor makes no representations or warranties as to the validity or enforceability of the Patent subsequent to the date of this Agreement.

4.	Patent Status. Assignee hereby acknowledges that any finding or ruling subsequent to the date of this Agreement that the Patent is invalid or unenforceable shall not give rise to a cause of action against Assignor under this Agreement, unless Assignor has committed fraud in executing this Agreement.

5.	Further Actions. Assignor hereby agrees to execute any further agreements and to take any further actions necessary to aid Assignee in perfecting its interest in the Patent and in enforcing any and all protections or privileges deriving from the Patent.

6.	Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York, without regard to conflicts of law principles.

7.	Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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8.	Severability. If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

9.	Notice. Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service, addressed as follows:

If to Assignor:	Gregory Hauw
29 Adam Road, #04-04
Singapore 289901

If to Assignee:	Ohanae, Inc.
54 West 40th St.
New York, NY 10018

10.	Headings. The headings for section herein are for convenience only and shall not affect the meaning of the provisions of this Agreement.

11.	Entire Agreement. This Agreement constitutes the entire agreement between Assignor and Assignee, and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

ASSIGNOR	ASSIGNEE

/s/ Gregory Hauw	/s/ Janice Chan
Signature	Signature
Gregory Hauw, Inventor	Sok-Leng Chan, Director
Ohanae, Inc., a Delaware corporation

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